Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Navigator Gas plc of our report dated March 12, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting of Navigator Holdings Ltd., which appears in Navigator Holdings Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom
October 14, 2026